SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Chazak Value Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	26-1846318 (I.R.S. Employer Identification No.)

75 Rockefeller Plaza, 16th Floor New York, NY (Address of Principal Executive Offices)	10019 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of Each Exchange on Which Each Class is to be Registered

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

Chazak Value Corp. (the “Registrant”), a Delaware corporation, is a successor by merger to PubliCARD, Inc., a Pennsylvania corporation (the “Debtor”). This registration statement relates to the common stock, par value $0.01 per share (the “Common Stock”), of the Registrant. The description contained herein of the Common Stock is a summary and is qualified in its entirety by reference to the Registrant's Certificate of Incorporation (the “Charter”) and the Registrant's Bylaws (“Bylaws”), copies of which are filed herewith as Exhibit 3.1 and Exhibit 3.2, respectively.

On May 17, 2007, the Debtor filed a voluntary petition for reorganization under Chapter 11 of the federal bankruptcy laws (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”) under case number 07-11517. Since the time of filing, the Debtor has continued to operate its business as a debtor-in-possession.

On November 19, 2007, the Debtor filed with the Court the First Amended Plan of Reorganization (as amended, the “Plan”). The Plan became effective on January 30, 2008 (the “Effective Date”). The Plan provides for the common stock and preferred stock of the Debtor to be cancelled, and for holders of Allowed Interests (as such term is defined in the Plan) arising under or in connection with the common stock or preferred stock of the Debtor to receive, in exchange for their claims, Common Stock of the Registrant in the amounts provided, subject to certain limitations. On the Effective Date, the Debtor merged with and into the Registrant.

The Registrant is authorized to issue 60,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by the Registrant's Charter. The Registrant is prohibited by its Charter from issuing non-voting stock.

The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Registrant’s board of directors from time to time out of legally available funds. In the event of a liquidation, dissolution or winding up of the Registrant, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities. The Registrant’s Charter imposes no limitations on the transferability of the Common Stock.

The Common Stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions with respect to the Common Stock.

The Registrant's Charter contains a provision that allows the holders of the Common Stock to take action at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent or electronic transmission of stockholders in accordance with the Bylaws. Under the Charter and the Bylaws, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 and 2/3%) of the voting power of the outstanding shares of Common Stock is required for the stockholders to adopt, amend or repeal the Bylaws. Under the Bylaws, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 and 2/3%) of the voting power of the outstanding shares of Common Stock is required for the stockholders to remove a director without cause, unless a certain stockholders agreement is effective, in which case the affirmative vote of the holders of a majority of such voting power is required.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of Chazak Value Corp.

3.2	Bylaws of Chazak Value Corp.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHAZAK VALUE CORP.

By:	/s/ JOSEPH E. SARACHEK
Joseph E. Sarachek
CEO
Date: January 30, 2008

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of Chazak Value Corp.

3.2	Bylaws of Chazak Value Corp.

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